Exhibit 99.1

Bio-Path Holdings Reports Third Quarter 2010 Financial Results

FOR IMMEDIATE RELEASE

November 15, 2010 HOUSTON, TX – Bio-Path Holdings, Inc., (OTC BB: BPTH) (“Bio-Path”), a biotechnology company developing a liposomal delivery technology for nucleic acid cancer drugs, today announced financial and operational results for its third quarter ended September 30, 2010.

THIRD QUARTER 2010 FINANCIAL AND OPERATIONAL HIGHLIGHTS

•	Operational Highlights

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Bio-Path continued to enroll patients into the Phase I clinical trial of its lead product candidate, Liposomal Grb-2, which is a systemic treatment for blood cancers including acute myeloid leukemia (AML), chronic myelogenous leukemia (CML), acute lymphoblastic leukemia (ALL) and myelodysplastic syndrome (MDS).  The trial is being conducted at the M. D. Anderson Cancer Center.

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During the second quarter, Bio-Path launched a corporate communications program to increase investor awareness of the Company’s technology and its value proposition as one of the leaders in the development of RNAi targeted therapies.  Plans include road show presentations to institutional funds specializing in the sector; presenting at industry conferences, starting with the Biotech Showcase 2011 to be held in San Francisco in January of 2011; and developing analyst support for the Company.  This initiative started with Bio-Path retaining Rx Communications Group, a New York City based corporate communications firm that specializes in the life science sector.

•	Financial Highlights

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Net loss for the third quarter 2010 was $(501,337), compared to a Net Loss of $(407,200) in the third quarter 2009.  The increase was primarily attributed to increased research and development expenses due to the commencement in July of the Phase I clinical trial of Liposomal Grb-2, and increased legal expense.  For the quarter, the Company reported a net loss per share of $(0.01) based on 49,803,806 weighted average shares outstanding, compared to $(0.01) per share for the same period last year.

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Operating expenses in the third quarter of 2010 increased by 23 percent to $501,289 versus the third quarter 2009 primarily due to increased research and development expenses for the clinical trial and increased legal expense.

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For the nine-months ended September 30, 2010, the Company reported a net loss of $(1,419,092), or $(0.03) per share, compared to a net loss of $(1,536,943), or $(0.04) per share for the same period in 2009.

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As of September 30, 2010, the Company had cash and cash equivalents of $105,577, compared to $567,249 at December 31, 2009. Net cash used in operating activities for the first nine months of 2010 was reduced by $348,222, or 26 percent, compared to the first nine months of 2009.

Peter Nielsen, President and Chief Executive Officer of Bio-Path commented, “The third quarter 2010 represented another quarter of steady progress in the development of the Company’s technology, with the initiation of the first clinical trial of its lead compound. The clinical trial is evaluating five doses of Liposomal Grb-2.  While patient enrollment has been slow at the early stage of the trial, which involves the lower dosages,  we anticipate patient enrollment to be able to progress at a faster rate once subsequent rounds involving higher dose levels are reached.”

Mr. Nielsen continued, “Bio-Path has been successful in raising additional capital to finance the Phase I clinical trial and on-going operations.  Since the end of the third quarter, the Company has been awarded $244,479 from the U.S. Government’s Qualifying Therapeutic Discovery Project Program.  In addition, we have continued to utilize the $7 million equity purchase line that was established in the second quarter with an institutional investor by selling additional shares of common stock in the Company to this investor for cash.  In total, we are confident we will raise in excess of $1 million by the end of December 2010, of which over $500,000 has been secured or committed and with the balance to come from identified sources.  This amount of additional capital will fund operations through the next key milestones.”

Bio-Path is developing a neutral lipid-based liposome delivery technology for nucleic acid cancer drugs (including antisense and siRNA molecules), a delivery technology that forms microscopic-sized vehicles to safely deliver these drugs to their intended target cancer cells.

Bio-Path’s drug delivery technology involves microscopic-sized liposome particles that distribute nucleic acid drugs systemically and safely throughout the human body, via simple intravenous infusion. The delivery technology can be applied both to double stranded (siRNA) and single stranded (antisense) nucleic acid compounds with the potential to revolutionize the treatment of cancer and other diseases where drugable targets of disease are well characterized.   Bio-Path also anticipates developing liposome tumor targeting technology, representing next-generation enhancements to the Company’s core liposome delivery technology.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing its proprietary liposomal delivery technology designed to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion.   Bio-Path’s lead product candidate, Liposomal Grb-2, is in a Phase I study for blood cancers.  Bio-Path’s second drug candidate, also a liposomal antisense drug, is ready for the clinic where it will be evaluated in lymphoma and solid tumors, and its third candidate is a liposomal siRNA cancer drug that is in the final pre-clinical development stage. These product candidates and the delivery technology have been licensed from The University of Texas M. D. Anderson Cancer Center.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.biopathholdings.com.

Contact Information:

Peter Nielsen
President & Chief Executive Officer
Tel 832.971.6616

Rhonda Chiger (investors)
Rx Communications Group, LLC
917-322-2569
rchiger@rxir.com